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Exhibit 4.5

MATERIAL CHANGE REPORT

Item 1.    Reporting Issuer:

Harvest Energy Trust
1900, 330 - 5th Avenue SW
Calgary, Alberta
T2P 0L4

Item 2.    Date of Material Change:

        October 14, 2004

Item 3.    News Release:

        A Press Release reporting the material change was issued by Harvest Energy Trust ("Harvest") on October 14, 2004 through CCN Matthews.

Item 4.    Summary of Material Change:

        Harvest Energy Trust (HTE.UN—TSX) announced that on October 14, 2004, Harvest Energy Trust's subsidiary, Harvest Operations Corp., completed a private placement of US$250 million principal amount of senior secured notes due October 15, 2011.

Item 5.    Full Description of Material Change:

        Harvest Energy Trust (HTE.UN—TSX) announced that on October 14, 2004, Harvest Energy Trust's subsidiary, Harvest Operations Corp., completed a private placement of US$250 million principal amount of senior secured notes due October 15, 2011 (the "Notes"). The Notes bear interest at a rate of 7 7/8% and were sold at a price of 99.3392% of their principal amount. Accordingly, the private placement resulted in the receipt of net proceeds of approximately US$241 million. Such net proceeds were used to permanently repay Harvest Energy Trust's $70 million bank bridge facility with the balance being used to repay a portion of Harvest Energy Trust's outstanding revolving credit facility. The Notes are unconditionally guaranteed by Harvest Energy Trust and all of Harvest Energy Trust's other wholly-owned subsidiaries.

Item 6.    Reliance on Section 146(2) of the Securities Act (Alberta):

Not applicable

Item 7.    Omitted Information:

Not applicable

Item 8.    Senior Officer:

Jacob Roorda
President
Telephone: (403) 265-1178
Facsimile: (403) 265-3490

Item 9.    Statement of Senior Officer

        The foregoing accurately discloses the material change referred to herein.

        Dated as of October 22, 2004, at Calgary, Alberta.

HARVEST ENERGY TRUST by Harvest Operations Corp.
By:	/s/ JACOB ROORDA Jacob Roorda President

        cc: Toronto Stock Exchange

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  Exhibit 4.5
MATERIAL CHANGE REPORT